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As filed with the Securities and Exchange Commission on November 28, 2012

Registration No. 333-184930

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SUPERNUS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	2834	20-2590184
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1550 East Gude Drive
Rockville, MD 20850
(301) 838-2500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jack A. Khattar
President and Chief Executive Officer
1550 East Gude Drive
Rockville, MD 20850
(301) 838-2500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mark I. Gruhin Craig F. Zappetti Saul Ewing LLP 1919 Pennsylvania Avenue, N.W. Suite 550 Washington, DC 20006-3434 Telephone: (202) 342-3444 Facsimile: (215) 972-2284	Gregory S. Patrick Supernus Pharmaceuticals, Inc. Vice President, Chief Financial Officer 1550 East Gude Drive Rockville, MD 20850 Telephone: (301) 838-2500 Facsimile: (301) 424-1364	Edward A. King Mitchell S. Bloom Goodwin Procter LLP Exchange Place Boston, MA 02109 Telephone: (617) 570-1000 Facsimile: (617) 523-1231

Approximate date of commencement of proposed sale to public:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

The sole purpose of this Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-184930) of Supernus Pharmaceuticals, Inc. is to file the required XBRL interactive data with the Securities and Exchange Commission. XBRL is a global standard for exchanging business information and the XBRL interactive data presents the financial statements that were previously filed in the Registration Statement, which are unchanged, in this business reporting language. Accordingly, this Amendment No. 2 consists solely of the facing page, this explanatory note, Part II, the XBRL interactive data and the signature page. This Amendment No. 2 does not reflect events occurring after the filing of Amendment No. 1 to the Registration Statement, or modify or update the disclosures in the Registration Statement or the Prospectus contained therein in any way other than as required to reflect the amendment set forth below.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered hereby. All amounts are estimates except the SEC Registration Fee, the FINRA filing fee and NASDAQ additional listing fee.

Amount to be Paid
SEC registration fee	$11,765
FINRA filing fee	$13,438
NASDAQ Global Market listing fee	$72,000
Blue Sky fees and expenses	$5,000
Printing and engraving expenses	$235,000
Legal fees and expenses	$300,000
Accounting fees and expenses	$110,000
Transfer agent and registrar fees	$7,500
Miscellaneous	$10,297

Total	$765,000

ITEM 14.   Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of directors and executive officers for monetary damages for breach of their fiduciary duties as a director or officer. Our amended and restated certificate of incorporation and bylaws provides that we shall indemnify our directors and executive officers and may indemnify our employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

We have entered into indemnification agreements with each of our directors and executive officers, in addition to the indemnification provided for in our amended and restated certificate of incorporation and bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer of our Company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The Underwriting Agreement (filed as Exhibit 1.1 hereto) provides for indemnification by the underwriters of us and our executive officers and directors, and by us of the underwriters, for certain liabilities, including liabilities arising under the Securities Act.

See also the undertakings set out in response to Item 17 herein.

ITEM 15.    Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities sold during the last three years:

  (a)
  Within the last three years, we have issued and sold the following securities:

  (1)
  From February 5, 2009 to April 30, 2012, we issued 148,973 shares of common stock upon the exercise of options to purchase shares of our common stock under the 2005 Stock Plan at prices ranging from $0.40 to $3.36 per share.

  The sales and issuances of restricted securities in the transactions described in the paragraph above were deemed to be exempt from registration under the Securities Act in reliance upon the following exemptions: Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions pursuant to a written compensation benefit plan and contracts relating to compensation as provided under Rule 701.

  (2)
  From January 19, 2009 to April 30, 2012, we granted to our employees and consultants options to purchase an aggregate of 534,422 shares of our common stock at prices ranging from $1.60 to $5.88 per share.

  The sales and issuances of securities in the transactions described in the above paragraph (2) were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions pursuant to a written compensation benefit plan and contracts relating to compensation as provided under Rule 701.

  (3)
  From May 4, 2012 to September 30, 2012, we granted to our employees options to purchase an aggregate of 132,475 shares of our common stock at prices ranging from $5.07 to $12.92 per share.

  (4)
  On January 26, 2011, in connection with our secured credit facility, we issued promissory notes and ten-year warrants to purchase shares of our Series A convertible preferred stock at an exercise price of $1.00 per share to each of our lenders under our secured credit facility. On December 30, 2011, the secured credit facility was amended and we issued additional promissory notes and ten-year warrants to purchase shares of our Series A convertible preferred stock at an exercise price of $1.50 per share to the lenders. The promissory notes and warrants were issued in the following amounts:

  •
  to Oxford Finance LLC, an aggregate of $20,000,000 in promissory notes and 300,000 warrants at an exercise price of $1.00 per share and 106,667 warrants at an exercise price of $1.50 per share; and

  •
  to Compass Horizon Funding Company LLC, an aggregate of $10,000,000 in promissory notes and 75,000 warrants at an exercise price of $1.00 per share and 93,333 warrants at an exercise price of $1.50 per share.

  (5)
  Upon completion of our initial public offering in May 2012, the respective lender warrants converted in (i) warrants to purchase 93,750 shares of common stock at an exercise price of $4.00 per share and (ii) warrants to purchase 49,999 shares of common stock at an exercise price of $5.00 per share. In October 2012, Oxford Finance LLC exercised all of its warrants in a cashless net share settlement pursuant to which we issued them an aggregate of 64,309 shares of our common stock.

    The issuance of the securities in the transactions described in the above paragraphs (3), (4) and (5) were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The securities were issued directly by the registrant and did not involve a public offering or general solicitation. All recipients of the securities were "accredited investors" as that term is defined in Rule 501 of Regulation D.

ITEM 16.    Exhibits and Financial Statement Schedules.

(a)
Exhibits — The exhibits to the registration statement are listed in the Exhibit Index to this Registration Statement beginning on page II-5 and are incorporated herein by reference.

(b)
Financial Statements Schedules — All schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or notes thereto.

ITEM 17.    Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on the 28th day of November, 2012.

SUPERNUS PHARMACEUTICALS, INC.
By:	/s/ JACK A. KHATTAR
	Name:	Jack A. Khattar
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated below:

Signature		Title	Date

/s/ Jack A. Khattar		President and Chief Executive Officer and Director (Principal Executive Officer)	November 28, 2012
/s/ Gregory S. Patrick		Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 28, 2012
*M. James Barrett, Ph.D.		Director and Chairman of the Board	November 28, 2012
*Michael F. Bigham		Director	November 28, 2012
*Frederick M. Hudson		Director	November 28, 2012
*Charles W. Newhall, III		Director	November 28, 2012
*William A. Nuerge		Director	November 28, 2012
*John M. Siebert, Ph.D.		Director	November 28, 2012
*By:	/s/ JACK A. KHATTAR Jack A. Khattar Attorney-in-Fact

 EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1*	Amended and Restated Certificate of Incorporation of the Registrant.
3.2*	Amended and Restated By-laws of the Registrant.
4.1	Specimen Stock Certificate evidencing the shares of common stock (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1, File No. 333-171375, as amended on March 16, 2012).
4.2	Secured Promissory Note, dated as of January 26, 2011, between the Registrant and Oxford Finance Corporation (incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-1, File No. 333-171375, as amended on February 8, 2011).
4.3	Secured Promissory Note, dated as of January 26, 2011, between the Registrant and Compass Horizon Funding Company LLC (incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-1, File No. 333-171375, as amended on February 8, 2011).
4.4	Form of Amended and Restated Warrant to Purchase Stock, issued in connection with the Loan and Security Agreement, dated as of December 30, 2011, by and among the Registrant, Oxford Finance LLC (successor in interest to Oxford Finance Corporation), as collateral agent and lender and Horizon Credit II LLC (successor in interest to Compass Horizon Funding Company LLC), as lender (incorporated by reference to Exhibit 4.4 to the Company's Registration Statement on Form S-1, File No. 333-171375, as amended on February 14, 2012).
4.5	Secured Promissory Note — 1 (Term B Loan), dated as of December 30, 2011, between the Registrant and Oxford Finance LLC (successor in interest to Oxford Finance Corporation) (incorporated by reference to Exhibit 4.5 to the Company's Registration Statement on Form S-1, File No. 333-171375, as amended on February 14, 2012).
4.6	Secured Promissory Note — 2 (Term B Loan), dated as of December 30, 2011, between the Registrant and Oxford Finance LLC (successor in interest to Oxford Finance Corporation) (incorporated by reference to Exhibit 4.6 to the Company's Registration Statement on Form S-1, File No. 333-171375, as amended on February 14, 2012).
4.7	Secured Promissory Note (Term B Loan), dated as of December 30, 2011, between the Registrant and Compass Horizon Funding Company LLC (incorporated by reference to Exhibit 4.7 to the Company's Registration Statement on Form S-1, File No. 333-171375, as amended on February 14, 2012).
4.8	Form of Warrant to Purchase Stock, issued in connection with the First Amendment to the Loan and Security Agreement, dated as of December 30, 2011, by and among the Registrant, Oxford Finance LLC (successor in interest to Oxford Finance Corporation) and Compass Horizon Funding Company LLC (incorporated by reference to Exhibit 4.8 to the Company's Registration Statement on Form S-1, File No. 333-171375, as amended on February 14, 2012).
5.1*	Opinion of Saul Ewing LLP
10.1	2005 Stock Plan and form agreements thereunder (incorporated by reference to Exhibit 10.1 to the Company's Registration Statement on Form S-1, File No. 333-171375, as amended on December 23, 2011).
10.2	Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.2 to the Company's Registration Statement on Form S-1, File No. 333-171375, as amended on December 23, 2011).

Exhibit Number	Description
10.3	Employment Agreement, dated as of December 22, 2005, by and between the Registrant and Jack Khattar (incorporated by reference to Exhibit 10.3 to the Company's Registration Statement on Form S-1, File No. 333-171375, as amended on December 23, 2011).
10.4	Stock Restriction Agreement, dated December 22, 2005, by and between the Registrant and Jack Khattar (incorporated by reference to Exhibit 10.4 to the Company's Registration Statement on Form S-1, File No. 333-171375, as amended on December 23, 2011).
10.5	Lease, dated as of April 19, 1999, by and between ARE Acquisitions, LLC and Shire Laboratories Inc. (incorporated by reference to Exhibit 10.5 to the Company's Registration Statement on Form S-1, File No. 333-171375, as amended on December 23, 2011).
10.6	First Amendment to Lease, dated as of November 1, 2002, by and between ARE Acquisitions, LLC and Shire Laboratories Inc. (incorporated by reference to Exhibit 10.6 to the Company's Registration Statement on Form S-1, File No. 333-171375, as amended on December 23, 2011).
10.7	Second Amendment to Lease, dated as of December 22, 2005, by and among ARE-East Gude Lease, LLC, Shire Laboratories Inc. and Supernus Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.7 to the Company's Registration Statement on Form S-1, File No. 333-171375, as amended on December 23, 2011).
10.8	Third Amendment to Lease, dated as of November 24, 2010, by and between ARE-East Gude Lease, LLC and the Registrant (successor-in-interest to Shire Laboratories Inc.) (incorporated by reference to Exhibit 10.8 to the Company's Registration Statement on Form S-1, File No. 333-171375, as amended on December 23, 2011).
10.9	Investor Rights Agreement, dated as of December 22, 2005, by and among the Registrant and the holders of shares of Series A convertible preferred stock identified therein, as amended (incorporated by reference to Exhibit 10.9 to the Company's Registration Statement on Form S-1, File No. 333-171375, as amended on December 23, 2011).
10.10†	Asset Purchase and Contribution Agreement, dated as of December 22, 2005, by and among the Registrant, Shire Laboratories Inc. and Shire plc (incorporated by reference to Exhibit 10.10 to the Company's Registration Statement on Form S-1, File No. 333-171375, as amended on March 16, 2012).
10.11†	Guanfacine License Agreement, dated as of December 22, 2005, by and among the Registrant, Shire LLC and Shire plc, as amended (incorporated by reference to Exhibit 10.11 to the Company's Registration Statement on Form S-1, File No. 333-171375, as amended on March 16, 2012).
10.12†	Exclusive License Agreement, dated as of June 6, 2006, by and between the Registrant and United Therapeutics Corporation (incorporated by reference to Exhibit 10.12 to the Company's Registration Statement on Form S-1, File No. 333-171375, as amended on March 16, 2012).
10.13†	Exclusive Option and License Agreement, dated as of April 27, 2006, by and between the Registrant and Afecta Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.13 to the Company's Registration Statement on Form S-1, File No. 333-171375, as amended on March 16, 2012).
10.14†	Purchase and Sale Agreement, dated as of June 9, 2006, by and between the Registrant and Rune Healthcare Limited (incorporated by reference to Exhibit 10.14 to the Company's Registration Statement on Form S-1, File No. 333-171375, as amended on March 16, 2012).
10.15†	Exclusive License Agreement, dated as of November 2, 2007, by and between the Registrant and Afecta Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.15 to the Company's Registration Statement on Form S-1, File No. 333-171375, as amended on March 16, 2012).

Exhibit Number	Description
10.16	Indenture, dated as of April 15, 2008, by and between TCD Royalty Sub LLC, as issuer of the non-recourse notes, and U.S. Bank National Association, as initial trustee of the non-recourse notes (incorporated by reference to Exhibit 10.16 to the Company's Registration Statement on Form S-1, File No. 333-171375, as amended on March 16, 2012).
10.17	Loan and Security Agreement, dated as of January 26, 2011, by and among the Registrant, Oxford Finance Corporation, as collateral agent and lender, and Compass Horizon Funding Company LLC, as lender (incorporated by reference to Exhibit 10.17 to the Company's Registration Statement on Form S-1, File No. 333-171375, as amended on February 8, 2011).
10.18	First Amendment to Loan and Security Agreement, dated as of December 30, 2011, by and among the Registrant, Oxford Finance LLC (successor in interest to Oxford Finance Corporation), as collateral agent and lender, and Compass Horizon Funding Company LLC, as lender (incorporated by reference to Exhibit 10.18 to the Company's Registration Statement on Form S-1, File No. 333-171375, as amended on February 14, 2012).
10.19	Unit Purchase Agreement, dated December 14, 2011, by and between the Registrant and Royalty Opportunities S.àr.l (incorporated by reference to Exhibit 10.19 to the Company's Registration Statement on Form S-1, File No. 333-171375, as amended on February 14, 2012).
10.20	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.20 to the Company's Registration Statement on Form S-1, File No. 333-171375, as amended on February 14, 2012).
10.21	Offer Letter, dated June 7, 2005, to Dr. Jones W. Bryan from the Registrant (incorporated by reference to Exhibit 10.21 to the Company's Registration Statement on Form S-1, File No. 333-171375, as amended on March 16, 2012).
10.22	Offer Letter, dated June 10, 2005, to Dr. Padmanabh P. Bhatt from the Registrant (incorporated by reference to Exhibit 10.22 to the Company's Registration Statement on Form S-1, File No. 333-171375, as amended on March 16, 2012).
10.23	Amended and Restated Employment Agreement, dated February 29, 2012, by and between the Registrant and Jack Khattar (incorporated by reference to Exhibit 10.23 to the Company's Registration Statement on Form S-1, File No. 333-171375, as amended on March 16, 2012).
10.24	Consulting Agreement, dated March 13, 2012, by and between Paolo Baroldi and the Registrant (incorporated by reference to Exhibit 10.24 to the Company's Registration Statement on Form S-1, File No. 333-171375, as amended on March 16, 2012).
10.25	Supernus Pharmaceuticals, Inc. 2012 Equity Incentive Plan (incorporated by reference to Exhibit 10.25 to the Company's Registration Statement on Form S-1, File No. 333-171375, as amended on April 11, 2012).
10.26	Form of Time-Based Incentive Stock Option Agreement under the Supernus Pharmaceuticals, Inc. 2012 Equity Incentive Plan (incorporated by reference to Exhibit 10.26 to the Company's Registration Statement on Form S-1, File No. 333-171375, as amended on April 11, 2012).
10.27	Form of Non-Statutory Time-Based Stock Option Agreement under the Supernus Pharmaceuticals, Inc. 2012 Equity Incentive Plan (incorporated by reference to Exhibit 10.27 to the Company's Registration Statement on Form S-1, File No. 333-171375, as amended on April 11, 2012).
10.28	Supernus Pharmaceuticals, Inc. 2012 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.28 to the Company's Registration Statement on Form S-1, File No. 333-171375, as amended on April 11, 2012).

Exhibit Number	Description
10.29	Amendment No. 2 to Investor Rights Agreement dated April 6, 2012 by and among the Registrant and the holders of shares of Series A convertible preferred stock identified therein (incorporated by reference to Exhibit 10.29 to the Company's Registration Statement on Form S-1, File No. 333-171375, as amended on April 11, 2012).
10.30	Offer letter to Stefan K.F. Schwabe dated June 25, 2012 (incorporated by reference to Exhibit 10.1 to the Company's quarterly report filed on Form 10-Q, File No. 001-35518, on November 2, 2012).
10.31	Compensatory Arrangements with Executive Officers (incorporated by reference to Exhibit 10.2 and Exhibit 10.3 to the Company's quarterly report filed on Form 10-Q, File No. 001-35518, on November 2, 2012).
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Company's Registration Statement on Form S-1, File No. 333-171375, as amended on February 14, 2012).
23.1*	Consent of Ernst & Young LLP
23.2*	Consent of Saul Ewing LLP (included in 5.1)
24.1*	Power of Attorney
101.INS**	XBRL Instance Document
101.SCH**	XBRL Taxonomy Extension Schema Document
101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB**	XBRL Taxonomy Extension Label/Linkbase Document
101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document

†
Confidential treatment granted pursuant to an SEC order dated April 30, 2012. The confidential portions of this exhibit have been omitted and are marked accordingly. The confidential portions have been filed separately with the Securities and Exchange Commission pursuant to the Confidential Treatment Request.

*
Previously filed.

**
Furnished herewith.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 13. Other Expenses of Issuance and Distribution.
  ITEM 14. Indemnification of Directors and Officers.
  ITEM 15. Recent Sales of Unregistered Securities.
  ITEM 16. Exhibits and Financial Statement Schedules.
  ITEM 17. Undertakings.
SIGNATURES
EXHIBIT INDEX